EXHIBIT 12(a)


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                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                              Nine Months
                                 Ended                  Years Ended
                             September 30,              December 31,
                            ---------------   -----------------------------------------
                              2002    2001     2001     2000    1999     1998     1997
                              ----    ----     ----     ----    ----     ----     ----
                                            (dollars in millions)
Income from continuing
   operations                  $716    $346     $601  $4,452   $5,576   $3,049   $6,483
Income taxes                    137     588      768   2,393    3,118    1,636    1,025
Losses (earnings) of
  nonconsolidated associates   (196)    205      131     332      325      239      105
Minority interests               73       5       18     (13)      28       20      (44)
Amortization of capitalized
   interest                      55      55       73      69       66       68       56
Distributed income of equity
   investees                     53      23       34      31       22       78       51
                              -----   -----   ------  ------   ------   ------   ------
Income from continuing
  operations before income
  taxes, undistributed
  income of associates, and
  capitalized interest          838   1,222    1,625   7,264    9,135    5,090    7,676
                              -----   -----   ------  ------   ------   ------   ------
Fixed charges included in
  income from continuing
  operations Interest and
  related charges on debt     6,306   6,573    8,770   9,475    7,642    6,441    5,742
Portion of rentals deemed
   to be interest               236     249      330     341      284      251      264
                              -----   -----   ------  ------   ------   ------   ------
  Total fixed charges
   included in income from
   continuing operations      6,542   6,822    9,100   9,816    7,926    6,692    6,006
                              -----   -----   ------  ------   ------   ------   ------
Earnings available for
   fixed charges             $7,380  $8,044  $10,725 $17,080  $17,061  $11,782  $13,682
                              =====   =====   ======  ======   ======   ======   ======
Fixed charges
Fixed charges included in
  income from continuing
  operations                 $6,542  $6,822   $9,100  $9,816   $7,926   $6,692   $6,006
Interest capitalized in the
  period                        156     115      171     137       95      110      126
                              -----   -----   ------  ------   ------   ------   ------
   Total fixed charges       $6,698  $6,937   $9,271  $9,953   $8,021   $6,802   $6,132
                              =====   =====   ======  ======   ======   ======   ======

Ratio of earnings to fixed
   charges                     1.10    1.16     1.16    1.72     2.13     1.73     2.23
                               ====    ====     ====    ====     ====     ====     ====
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